Exhibit 99.1

Contact: James A. Tracy V.P. Finance/CFO Tel: (508) 650-9971 ext. 315

Vision Sciences Reports Second Fiscal Quarter Results

Medical Segment Revenues Increase by 65%

ENT EndoSheath(R) System Unit Volume Up 63%

NATICK, Mass., Nov. 3 /PRNewswire-FirstCall/ – Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for its second fiscal quarter ended September 30, 2003. For the quarter, revenues increased by 39% to $2.10 million, compared to $1.51 million in the three months ended September 30, 2002. The net loss for the quarter was approximately $839,000, or $0.03 per share, compared to approximately $364,000, or $0.01 per share last year. The net loss was impacted negatively by a non-cash charge of approximately $579,000 for stock-based compensation, compared to a non-cash credit of approximately $91,000 in the same quarter last year. Excluding these items, the net loss would have been approximately $260,000, or $.01 per share, compared to approximately $455,000, or $.02 per share in the same quarter last year. Full results for the second fiscal quarter will be reported in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the SEC by November 14, 2003. In the second fiscal quarter, sales of the medical segment were approximately $1.40 million, an increase of $0.55 million, or 65%, compared to the same quarter last year. Sales of the industrial segment were approximately $0.70 million, an increase of $0.04 million, or 6%, compared to the same quarter last year. The increase in sales of the medical segment was primarily due to a higher volume of EndoSheath Systems and endoscopes sold to the domestic and international Ear-Nose-Throat (“ENT”) markets. The unit volume of ENT EndoSheath Systems increased by 63% in the quarter ended September 30, 2003, compared to the same quarter last year, improving in the domestic and international markets by 21% and 68%, respectively. In the domestic market, the increase reflects initial shipments under the Company’s distribution agreement with Medtronic Xomed (NYSE: MDT). In the international market, the Company continues to experience consistent growth in demand for its products.  “Shipping over $302,000 of ENT products to Xomed in this fiscal quarter gave us a strong start to the growth we anticipate for the domestic market,” stated Ron Hadani, President and CEO. “This increase in revenues of both ENT EndoSheath Systems and ENT endoscopes to Xomed contributed significantly to the higher sales and gross profit of the medical segment, which attained an operating profit for the second consecutive fiscal quarter. Our goal remains to build on this success for the remainder of fiscal 2004 and to further expand our product line into fiscal 2005,” added Mr. Hadani.

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On(R) EndoSheath System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes, while providing quick and efficient product turnover and ensuring the patient a contaminant-free product. Information about Vision Sciences products is available on the Internet at www.EndoSheath.com, and company information is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private

Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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